EXHIBIT 21.1

SUBSIDIARIES

Aluminum Screen Manufacturers, Inc.

Atrium Door and Window Company of Arizona

Atrium Door and Window Company of the Northeast

Atrium Door and Window Company of the Northwest

Atrium Door and Window Company of the Rockies

Atrium Door and Window Company — West Coast

Atrium Extrusion Systems, Inc.

Atrium Funding Corporation

Atrium Ventanas de Mexico

Atrium Vinyl, Inc.

Atrium Servicios de Mexico

MD Casting, Inc.

R.G. Darby Company, Inc.

Superior Engineered Products Corporation

Thermal Industries, Inc.

Total Trim, Inc.

Wing Industries, Inc.